MG Global Fixed Income 10f3

Transactions Q2 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	State of Qatar	Republic Kazakhstan	Republic of Turkey
Underwriters	Goldman Sachs International, Morgan Stanley Dean Witter, Chase Manhattan International, Credit Suisse First Boston, Deutsche Bank AG London, J.P. Morgan Securities	ABN Amro, Deutsche Bank AG London, Bank Austria, Chase Manhattan International, Halyk Savings Bank, ING Barings	Merrill Lynch International
Years of continuous operation, including predecessors	n/a	n/a	n/a
Security	State of Qatar, 9.75%, 06/15/30	Republic Kazakhstan, 13.625%, 10/18/04	Republic of Turkey, 12.00%, 12/15/08
Is the affiliate a manager or co-manager of offering?	co-manager	manager	no
Name of underwriter or dealer from which purchased	Goldman Sachs International	ABN Amro	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/22/00	9/27/99	9/16/99

Total dollar amount of offering sold to QIBs	n/a	n/a	n/a
Total dollar amount of any concurrent public offering	n/a	n/a	n/a
Total	$ -	$ -	$ -

Public offering price	0.98	0.99	0.99
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.65%	0.38%	0.70%

Shares purchased	$ 100,000	$ 9,500,000	n/a
$ amount of purchase	$ 97,968	$ 9,693,550	n/a

% of offering purchased by fund	0.07%	4.75	n/a
% of offering purchased by associated funds	0.77%	n/a	n/a
Total (Must be less than 25% of offering)	0.84%	4.75	n/a